EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881, 333-132665, 333-181837, 333-214452, and 333-234350 on Form S-8 of our reports, dated February 1, 2021, relating to the consolidated financial statements of FirstCash, Inc. as of December 31, 2020 and 2019, and for the three years ended December 31, 2020, and to the effectiveness of internal control over financial reporting as of December 31, 2020, appearing in this Annual Report on Form 10-K of FirstCash, Inc.

/s/ RSM US LLP
Dallas, Texas
February 1, 2021